Exhibit 10.33
Description of 2022 Executive Bonus Plan

Guiding Principles

Immersion (the “Company” or “Immersion”) believes that base salary should reflect the value of the job in the market and to the Company. Variable pay opportunities will be offered to eligible employees (“Participants”) based on Company objectives.

Including employees in variable pay programs does not implicitly or explicitly guarantee the payment of a bonus or otherwise create an entitlement. The payment of variable compensation will be based upon the achievement of specific performance metrics, as determined by the Company in its sole discretion.

Concept

Under the Plan, cash bonus awards may be made to Participants. Corporate financial objectives will be determined and communicated to Participants. Actual bonus awards are based on the Company’s overall financial performance results against objectives.

Objectives

The primary objectives of the Plan are to:

•Support the Company’s strategic plan and help to drive financial performance.

•Communicate to Plan Participants what is expected and what is rewarded.

•Create “stakeholders” (i.e., an employee population which is committed to their Company, their organization, and their own individual performance) and support the shift to a performance culture by reinforcing the company’s desire to drive performance and create a sense of urgency and accountability while working together toward the Company’s achievement of its overall financial objectives.

•Recognize company and individual performance.

•Focus Plan Participants on performance measures they can affect.

•Support thoughtful risk-taking with rewards tied to successful outcomes.

•Provide variable, competitive cash compensation opportunities.

Plan Year

The Plan year is the Company’s fiscal year January 1 and ending December 31 of the same calendar year. The Plan automatically expires at the expiration of the Plan year. The Company, in its sole discretion, shall determine the continuation, modification or cancellation of the Plan upon expiration of the Plan year.

Eligibility

Participants who participate in the Plan are not eligible for any other commission or incentive plan or profit sharing other than plans applicable to all Immersion employees in general. Participants are all regular-status Immersion employees. Participants must be employed with the Company through the date of Plan payout to be eligible for and to earn a bonus payout, if any. We also recognize that employees may commence employment at any time during the year. Full-time employees hired during the Plan period, who are permitted to participate in the Plan, shall be eligible to participate on a pro-rata basis, based upon their start date and contingent upon continued active employment through the date when the Plan payouts occur. To be eligible for 1H incentive, new hires should join no later than April 1st and for 2H, no later than October 1st. The pro-ration will be based on the number of days worked during the Plan year or half year. Participants on an approved leave of absence during the Plan year or half year will have their bonus payout adjusted to reflect the number of days they were on leave.

Target Bonus

Each Participant is assigned a target bonus expressed as a percentage of annual base salary or a fixed amount.

The Company’s Board of Directors will determine target bonuses in their sole discretion.

The Plan Participant’s individual target bonus will be communicated in a separate letter by the Participant’s manager. Managers will communicate individual bonus targets to each Participant, generally in one-on-one meetings where the Company’s financial targets are discussed and the individual objectives, if applicable, will also be discussed.

Pay-For-Performance

Active participation in the Plan can have a positive effect on performance as well as the success of the overall organization.
•Company Financial Objectives – Financial metrics are established by the Board of Directors or Executive team of the Company.

The Plan is designed to motivate and reward specific performance results.

Corporate Performance

Payouts under the 2022 Immersion Bonus Plan will be solely based on Adjusted Non-GAAP Operating Income.

For purposes of the 2022 Immersion Bonus Plan, the term “Adjusted Non-GAAP Operating Income” with respect to a certain period of time shall mean: Revenues minus Adjusted Non-GAAP OPEX.

The term “Revenue” is revenue that is recognized by Immersion for the applicable period in accordance with generally accepted accounting principles and as reported in the Company’s quarterly financial press releases and audited financial statements.

The term “Adjusted Non-GAAP OPEX” shall mean Non-GAAP OPEX minus Specified Litigation Expenses.

The term “Non-GAAP OPEX” shall mean Non-GAAP operating expenses as reported by the Company in its quarterly financial press releases.

The term “Specified Litigation Expenses” shall mean operating expenses relating to any litigation involving Company intellectual property being asserted against another party (e.g., a patent infringement suit against another party).

Payouts

Bonus payouts will be semi-annual such that the first potential payout will be with respect to 1H 2022 and the second potential payout will be with respect to 2H 2022. The target bonus for a Participant for each payment, unless otherwise determined by the Company, will be 50% of a Participant’s annual bonus target.

1H 2022 Payout

The determination of the bonus payout for 1H 2022 will be based on the Compensation Committee’s certification that, with respect to 1H 2022, the Company has achieved Adjusted Non-GAAP Operating Income of at least U.S.$XXX (the “1H 2022 Corporate Target”). Upon such certification, Participant shall be eligible to receive 50% of such Participant’s annual target bonus.

The 1H 2022 payout to an executive officer Participant is to be made in January 2023 provided such executive officer Participant does not voluntarily resign his employment prior to the payment date (with no loss of eligibility upon death, disability or termination by the Company, with or without cause).

2H 2022 Payout

The determination of the bonus payout for 2H 2022 will be based on the Compensation Committee’s certification that, with respect to FY 2022, the Company has achieved Adjusted Non-GAAP Operating Income of at least U.S.$XXX (the “2H 2022 Corporate Target”). Upon such certification, Participant shall be eligible to receive 50% of such Participant’s annual target bonus.

Promotions

Participants promoted during the fiscal half in which they are eligible to participate, may have a new bonus target assigned at the time of promotion.

Confidential and Proprietary Information/Non-Competition During Employment

The Plan is confidential and proprietary and thus should not be published, discussed or otherwise disclosed in any way outside the Company.

During employment, Participant agrees not to promote the business, products or services of any other company or organization in competition with the Company and not to engage in any other outside business activity without the express written authorization of the Company. In addition, Participant acknowledges the restrictions on the use of customer proprietary data.

Termination of Employment

Participants must remain employed, through the date that the bonus is paid, in order to be eligible for and to earn a bonus payment. Participants whose employment is terminated either voluntarily or involuntarily, and whether with or without cause, prior to this date shall not be eligible for a bonus payment whether in full or on a pro-rata basis, unless there is otherwise a written agreement between the Company and Participant.

Timing of Bonus Payments

Immersion retains discretion to determine whether any bonus payments shall be made, but, in the event of bonus payouts, will endeavor to make any such payments for semi-annual performance categories as soon as practical after the evaluation of goal attainment. Bonuses are not deemed to be earned until Immersion has exercised its discretion to make a payout to Participant on a certain date and the Participant remains eligible as of the date of the payout.

Communication

Communication is critical to the success of this program. Department heads and their designees will be responsible for communicating bonus targets to each Participant.

Plan Changes and Interpretation

Although it is not Immersion’s intention to change the Plan once it is communicated to Participants, Immersion, at its sole discretion, and with or without notice, retains the right to amend, supplement, supersede or cancel this Plan for any reason, at any time, and at its sole discretion, including, but not limited to eligibility, the payout amounts and methodology, as permitted by applicable law. Specifically, Immersion reserves the right to determine in all instances, whether and when to pay out any bonus amounts, regardless of the achievement of the minimum threshold in any category. For example, overall corporate well-being and general economic conditions may impact whether Immersion pays out any bonus amounts.

In the event that a Participant receives payment under this Plan that is, in the sole determination of the Company, the result of or based in any way upon fraudulent activity and/or misstated financials or otherwise inaccurate financial reporting, the Company shall have the right, at its own discretion, to recover any or all of the bonus paid to the Participant.
This Plan may only be amended, supplemented or terminated in writing by the CEO or the Executive Chairman. Immersion reserves the right to administer this Plan and interpret all provisions of this Plan. Any determination, decision or action of the CEO or the Executive Chairman in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons, and shall be given the maximum deference permitted by law. This Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and any benefits payable under this Plan shall be paid from general Company assets.

At-Will Employment

For U.S. employees, nothing in this plan shall in any way diminish or limit the Company's right to terminate the employment of any participant, at-will, at any time. All U.S employees of the company are employed on an "at-will" basis, which means that either the employee or the company may terminate the relationship at any time with the understanding that neither party has the obligation to base that decision on any reason other than their intent not to continue the employment relationship.